Exhibit 99.2
Abercrombie & Fitch
March 2009 Sales Release
Call Script
This is Eric Cerny, Manager of Investor Relations for Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended April 4, 2009.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended April 4, 2009, were $235.1 million, a 29% decrease from net sales of $330.2 million for the five-week period ended April 5, 2008. Total Company direct-to-consumer net sales were $19.8 million for the five-week period ended April 4, 2009, a 23% decrease from sales for the five-week period ended April 5, 2008. March comparable store sales decreased 34%.
Within the month, comparable store sales were the weakest in week 3 and relatively stronger in weeks 4 and 5 reflecting, in part, the Easter shift. Sales for weeks 4 and 5 were positively impacted by the Spring Clearance event. Across all brands, average unit retail sold decreased 2%.

Abercrombie & Fitch
March 2009 Sales Release
Call Script
By brand, Abercrombie & Fitch comparable store sales were down 32%. Men’s comps were down by a low twenty; women’s comps were down by a high thirty. Transactions per store decreased 27%; average transaction value decreased 7%.
For abercrombie, comparable store sales were down 37%. Boys comps were down by a mid thirty; girls comps were down by a high thirty. Transactions per store decreased 30%; average transaction value decreased 8%.
Hollister comparable store sales were down 35%. Dudes comps were down by a mid twenty; Bettys comps were down by a low forty. Transactions per store decreased 34%; average transaction value was flat.
RUEHL comparable store sales were down 39%. Men’s comps were down by a mid thirty; women’s comps were down by a low forty. Transactions per store decreased 37%; average transaction value decreased 7%.

Abercrombie & Fitch
March 2009 Sales Release
Call Script
From a merchandise classification standpoint across all brands, stronger performing masculine categories included jeans, fragrance and fleece, while graphic tees and shorts were weaker. Stronger performing feminine categories included sweaters, woven shirts and skirts, while knit tops and shorts were weaker.
Regionally, comparable store sales were down in all US regions and Canada. Comparable store sales continued to be strongly positive in the London flagship store.
We will release April sales on Thursday, May 7th, 2009.
Thank You.

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